As filed with the Securities and Exchange Commission on March 21, 2022

Registration No. 333-235501

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO:

Form S-3

Registration Statement

UNDER

THE SECURITIES ACT OF 1933

FORTERRA, INC.

(Exact Name of the Registrant as Specified in Charter)

Delaware	37-1830464
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

511 East John Carpenter Freeway, 6th Floor

Irving, TX 75062

(469) 458-7973

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David T. Jones

Chief Financial Officer

Forterra, Inc.

511 East John Carpenter Freeway, 6th Floor

Irving, TX 75062

(469) 458-7973

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. The Registrant is filing this post-effective amendment to remove from registration any securities registered hereunder that remain unsold.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

TERMINATION OF REGISTRATION STATEMENT AND DEREGISTRATION OF UNSOLD COMMON STOCK

Forterra, Inc., a Delaware corporation (the “Registrant”), is filing with the U.S. Securities and Exchange Commission (the “Commission”) this post-effective amendment (the “Post-Effective Amendment”) to deregister all shares of common stock, par value $0.001 per share, of the Registrant (the “Shares”), previously registered under the following Registration Statement on Form S-3 (the “Registration Statement”), together with any other securities registered thereunder:

•	Registration No. 333-235501, filed with the Commission on December 13, 2019, registering 45,107,250 Shares, which was declared effective on December 27, 2019.

Pursuant to the Agreement and Plan of Merger, dated as of February 19, 2021, by and among the Registrant, Quikrete Holdings, Inc., a Delaware corporation (“Parent”), and Jordan Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement and, in accordance with undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, hereby removes and withdraws from registration all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on March 18, 2022.

FORTERRA, INC.

By:	/s/ David T. Jones
Name:	David T. Jones
Title:	Chief Financial Officer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.